Exhibit 10.13

September 5, 2013

Edgardo Baracchini, Ph.D., M.B.A.

Dear Ed:

This letter agreement (the “Agreement”) sets forth the terms of your continued employment with Xencor, Inc. (the “Company”) as the Company’s Chief Business Officer.  This Agreement will become effective as of the date of your execution below (the “Effective Date”).  As of the Effective Date, this Agreement replaces and supersedes in its entirety the letter agreement between you and the Company dated January 12, 2010 (the “Prior Agreement”).

1.                                      EMPLOYMENT.

1.1                               Term.  Your employment with the Company originally commenced on January 12, 2010.  The term of this Agreement shall begin on the Effective Date and shall continue until terminated in accordance with Section 4 herein.

1.2                               Title.  You shall continue to have the title of Chief Business Officer and shall report to the Chief Executive Officer of the Company (the “CEO”).  You shall serve in such other capacity or capacities as the CEO or the Board of Directors of the Company (the “Board”) may from time to time prescribe.

1.3                               Duties.  You shall continue to do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Business Officer, consistent with the Bylaws of the Company and as required by the Board.

1.4                               Location.  Unless otherwise agreed in writing, you shall perform services pursuant to this Agreement primarily at the Company’s headquarters, which are currently located in Monrovia, California; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.

1.5                               At-will Employment.  You and the Company acknowledge that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without cause, subject to the provisions of Section 4 herein.  This at-will employment relationship cannot be changed except in a writing signed by both you and a majority of the Board.  Any of your rights to additional payments or other benefits from the Company upon termination of employment shall be governed by Section 4 of this Agreement.

2.                                      LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1                               Loyalty.  During your employment by the Company you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement.

2.2                               Agreement not to Maintain Conflicts of Interest.  During your employment by the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company and/or any of its affiliates, subsidiaries or joint ventures currently existing or which shall be established during your employment by the Company.  Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange, including, but not limited to, any market of the NASDAQ Stock Market, or publicly traded in the over-the-counter market shall not constitute a breach of the foregoing Section 2.2.

3.                                      COMPENSATION.

3.1                               Base Salary.  The Company shall pay you a base salary of two hundred ninety thousand three-hundred ninety-five dollars ($290,395) per year, less standard payroll deductions and withholdings, payable in regular periodic payments in accordance with Company policy.  Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

3.2                               Annual Bonus.  In addition to your base salary, you will be eligible to earn an annual bonus, with the target amount of such bonus equal to thirty-five percent (35%) of your base salary, based upon the Company’s and your performance, as determined by the Board, against specific milestones to be defined by the Board.  The portion of any such bonus to be paid based on Company versus individual performance, the amount of any such bonus, and whether you and the Company have achieved the specific milestones set by the Board, will be determined by the Board in its sole discretion.  You must be an active employee of the Company in good standing through the end of the applicable bonus year to which the annual bonus relates in order to earn such bonus.  In all events any earned bonus will be paid not later than March 15 of the year immediately following the year to which such bonus relates.

3.3                               Equity Participation. The Company has previously granted you certain options to purchase common stock of the Company. You will be eligible to participate in and receive equity grants under the Company’s equity incentive plans from time to time in the discretion of the Board and in accordance with the terms and conditions of such plans.

3.4                               Employment Taxes and Withholdings.  All of your compensation shall be subject to payroll deductions and withholdings required to be collected or withheld by the Company.

3.5                               Vacation; Benefits.  You shall, in accordance with Company policy and the terms of any applicable plan documents, be eligible for paid time off and benefits under any executive benefit plan or arrangement, such as group health insurance coverage and other fringe benefits, which may be in effect from time to time and made available to the Company’s executives or key management employees.

4.                                      TERMINATION.

4.1                               Termination Without Cause or for Good Reason Prior to or More than 12 Months following a Change of Control.  If your employment with the Company is terminated by the Company without Cause (as defined in Section 4.8 below) or you terminate your employment for Good Reason (as defined in Section 4.8 below), in either case other than during the Change of Control Period (as defined in Section 4.2 below), then subject to your delivery to the Company of a release and waiver in the form substantially similar to the release attached hereto as Exhibit A (the “Release”) within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of your employment, and permitting such Release to become fully effective in accordance with its terms, the Company shall provide you with the following:

4.1.1                     Severance pay in the form of a single lump sum payment equal to the sum of (i) seventy-five percent (75%) of your then-current annual base salary and (ii) the arithmetic mean of your annual bonuses, if any, paid or payable for the three full calendar years completed prior to the date of termination (it being understood that if you have received or will receive no bonus from the Company for one or more of such prior calendar years, the years in which no bonus was paid or payable shall be disregarded and the arithmetic mean of your bonuses for the remaining years (if any) shall be used) pro rated based on the ratio that the number of days from the beginning of the calendar year in which such termination occurs through the date of termination bears to 365.  Such payment shall be calculated ignoring any decrease in your base salary that forms the basis for your termination for Good Reason, if applicable, and shall be made on the first regular payroll date of the Company following the effective date of the Release and in no event later than March 15 of the year immediately following the year in which your termination occurs.

4.1.2                     You shall vest immediately with respect to such number of outstanding unvested stock options, shares of restricted stock and other equity awards covering the Company’s common stock granted to you by the Company that are subject to time-based vesting requirements and would have vested in accordance with the applicable vesting schedule as if you had been employed for an additional 9 months as of the date of termination.

4.2                               Termination Without Cause or for Good Reason in connection with a Change of Control.  In the event your employment with the Company is terminated by the Company or successor to the Company without Cause or you terminate your employment for Good Reason, in each case during the period beginning on the execution of a definitive written agreement that if consummated in accordance with its terms would result in a Change of Control (as defined in Section 4.8 below) and ending on the earlier of (i) the termination of such agreement or (ii) twelve (12) months following the consummation of a Change of Control pursuant to such agreement (such period of time, the “Change of Control Period”), then subject to your delivery to the Company or successor to the Company of a Release within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of your employment, and permitting such Release to become fully effective in accordance with its terms, the Company or successor to the Company, if applicable, shall provide you with the following:

4.2.1                     Severance pay in the form of a single lump sum payment equal to the sum of (i) one hundred twenty-five percent (125%) of your then-current annual base salary and (ii) the arithmetic mean of your annual bonuses, if any, paid or payable for the three full calendar years completed prior to the date of termination (it being understood that if you have received or will receive no bonus from the Company for one or more of such prior calendar years, the years in which no bonus was paid or payable shall be disregarded and the arithmetic mean of your bonuses for the remaining years (if any) shall be used) pro rated based on the ratio that the number of days from the beginning of the calendar year in which such termination occurs through the date of termination bears to 365.  Such payment shall be calculated ignoring any decrease in your base salary that forms the basis for your termination for Good Reason, if applicable, and shall be made shall be made on the first regular payroll date of the Company following the effective date of the Release and in no event later than March 15 of the year immediately following the year in which your termination occurs.

4.2.2                     All outstanding stock options and other equity awards covering the Company common stock held by you as of the date of termination that are subject to time-based vesting requirements shall accelerate in full.

Subject to Section 4.7, nothing contained in this Section 4.2 or Section 4.1 or otherwise under this Agreement shall limit your right to receive a payout of your accrued but unused vacation and/or paid time off and any other payments required to be made to or on behalf of you by law, as of the date of your termination of employment.

4.3                               Termination for Death or Disability.  Your employment with the Company shall terminate effective upon the date of your death or Complete Disability.  “Complete Disability” shall mean your inability to perform your duties under this Agreement by reason of any medically determinable physical or mental impairment which could reasonably be expected to result in death or which has lasted or could reasonably be expected to last for a continuous period of not less than six (6) months.  If your employment shall be terminated by death or Complete Disability, the Company shall pay to you, and/or your heirs, your base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to you and/or your heirs under this Agreement.

4.4                               Termination by You Without Good Reason.  You may resign your employment without Good Reason at any time.  The Company shall pay you your base salary and accrued and unused vacation benefits earned through the effective date of your resignation, less standard deductions and withholdings. You shall not be entitled to any other benefit or compensation and the Company shall have no further obligations to you under this Agreement.

4.5                               Termination by the Company for Cause.  The Company may terminate your employment for Cause at any time.  Upon such termination, the Company shall pay you your base salary and accrued and unused vacation benefits earned through the date of termination, less standard deductions and withholdings, and you shall not be entitled to any other benefit or compensation and the Company shall have no further obligations to you under this Agreement

4.6                               Termination by Mutual Agreement of the Parties.  Your employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing.  Any such termination of employment shall have the consequences specified in such writing.

4.7                               Survival of Certain Provisions.  Sections 2.2 and 5 shall survive the termination of this Agreement.

4.8                               Definitions.

4.8.1                     “Cause” shall mean your:

(i)                                    gross negligence or willful misconduct in the performance of your duties to the Company as an employee of the Company (other than a failure resulting your complete or partial incapacity due to physical or mental illness or impairment); provided, however, that no act, or failure to act, by you shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest;

(ii)                                material and willful violation of any federal or state law or regulation applicable to the business of the Company;

(iii)                            significant or material refusal or failure to act in accordance with any lawful specific direction or order of the Board;

(iv)                             commission of any act of fraud with respect to the Company;

(v)                                 breach of any material provision of your Proprietary Information and Inventions Agreement, including without limitation, theft or other misappropriation by you of the Company’s proprietary information or trade secrets; or

(vi)                             conviction of, or entry of plea of nolo contendere to, a felony or a crime involving moral turpitude.

Whether or not your actions or omissions constitute “Cause” within the meaning of this Section 4 shall be decided by the Board based upon a reasonable good faith investigation and determination.

4.8.2                     “Change of Control” shall mean:

(i)                                    a sale of all or substantially all of the assets of the Company;

(ii)                                a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction;

(iii)                            a reverse merger in which the Company is the surviving entity but the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company; or

(iv)                             an acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership of securities of the Company representing over fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

Notwithstanding the foregoing, any transaction or series of related transactions, the primary purpose of which (i) is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction or (ii) is to raise capital for the Company in a bona fide equity financing shall not be a “Change in Control” for purposes of this Agreement.

4.8.3                     “Good Reason” means the occurrence of any of the following events without your consent; provided however, that any resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (i) you give the Company or successor to the Company, if applicable, written notice of your intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that you believe constitute Good Reason, which notice shall describe such condition(s); (ii) the Company or successor to the Company, if applicable, fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from you; and (iii) you actually resign your employment within the first fifteen (15) days after expiration of the Cure Period:

(a)                                 a material reduction in your authority or job responsibilities as an employee of the Company or successor to the Company, where such material reduction in authority or job responsibilities is accompanied by a change in title;

(b)                                 a material reduction in your combined annual base salary and non-cash benefits that together constitute your base compensation, other than pursuant to a Company-wide reduction of annual base salaries or non-cash benefits for employees of the Company generally; or

(c)                                  the relocation of the Company’s executive offices by a distance of fifty (50) miles or more, which relocation requires an increase in your one-way driving distance by more than twenty-five (25) miles.

4.9                               LIMITATION ON PAYMENTS.

4.9.1                     If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

4.9.2                     Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

4.9.3                     If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 4.9.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 4.9.1 so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 4.9.1, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

5.                                      CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

5.1                               As a condition of employment you agree to continue to abide by the Company’s standard Proprietary Information and Inventions Agreement that you executed on January 12, 2010, attached hereto as EXHIBIT B.

5.2                               While employed by the Company and for one (1) year thereafter, you agree that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

6.                                      ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of your duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by you.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.                                      CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California without regard to conflict of laws principles.

8.                                      INTEGRATION.

This Agreement, including EXHIBITS A and B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of your employment and the termination of your employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between you and the Company. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as EXHIBIT B hereto, the Proprietary Information and Inventions Agreement controls.

9.                                      AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by you and the Company.

10.                               WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.                               SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

12.                               INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement.  The parties hereto acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.                               REPRESENTATIONS AND WARRANTIES.

You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

14.                               COUNTERPARTS; FACSIMILE.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together shall contribute one and the same instrument.  Facsimile or other electronically transmitted signatures shall be as effective as original signatures.

15.                               DISPUTE RESOLUTION.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment from the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS, Inc (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you on request).  The arbitration shall take place in the county (or comparable governmental unit) in which you were last employed by the Company, as determined by the arbitrator; provided that if the arbitrator determines there will be an undue hardship to you to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  You and the Company each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. you will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  The Company shall pay all arbitration fees and costs in excess of the administrative fees that you would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

16.                               APPLICATION OF INTERNAL REVENUE CODE SECTION 409A.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that such exemptions are not available and you are, on your Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one day after your Separation From Service or (ii) the date of your death.

You shall receive Severance Benefits only if you execute and return within the applicable time period set forth therein but in no event more than forty-five (45) days following your Separation From Service, the Release, and permit such Release to become effective in accordance with its terms, which shall in no event be more than sixty (60) days following your Separation From Service (such latest permitted date, the “Release Deadline”).  If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A, and the Release could become effective in the calendar year following the calendar year in which your Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline.  Except to the minimum extent that payments are delayed because you are a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.  All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

17.                               ELIGIBILITY.

As required by law, this offer and Agreement is subject to satisfactory proof of your right to work in the United States.

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If you accept continued employment on the terms described above, please sign and date this letter in the space provided below and return it to me.

We look forward to your favorable reply and to a continued productive and enjoyable working relationship.

Sincerely,

Xencor, Inc.

/s/ Bassil I. Dahiyat, Ph.D.
Bassil I. Dahiyat, Ph.D.
President and Chief Executive Officer

Agreed and Accepted:

/s/ Edgardo Baracchini, Ph.D., M.B.A.
Edgardo Baracchini, Ph.D., M.B.A.

Dated: September 5, 2013

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Sections 3.3.3, 4.1 and/or 4.2 of the Employment Agreement dated September 5, 2013 (the “Employment Agreement”) to which this form is attached as Exhibit A, I, Edgardo Baracchini, Ph.D., M.B.A., hereby furnish Xencor, Inc. (the “Company”), with the following release and waiver (“Release”).  The Company has agreed that if I timely sign, date and return this Release and I do not revoke it, the Company will provide me with certain benefits pursuant to the terms and conditions of my Employment Agreement and any agreements incorporated therein by reference.  I understand that I am not entitled to such benefits unless I timely sign this Release and allow it to become effective.

General Release.  In exchange for the consideration to be provided to me under the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, and investors, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”).  The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, penalties, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (“FMLA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Company’s bylaws, or applicable law; and (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

Section 1542 Waiver.  In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.

Other Agreements and Representations.  I further agree: (a) not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, investors, affiliates, officers, directors, employees or agents; (c) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company; and (d) I hereby acknowledge and reaffirm my continuing obligations under the terms of my Proprietary Information and Inventions Agreement.  In addition, I hereby represent that I have been paid all wages earned owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, the California Family Rights Act, or any applicable law or Company policy, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

This Release, together with the Proprietary Information and Inventions Agreement attached to the Employment Agreement as EXHIBIT B, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not

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expressly stated herein.  This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

UNDERSTOOD AND AGREED:

Edgardo Baracchini, Ph.D., M.B.A.

Date:

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EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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